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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

 .  NovaStar Assets Corporation, a Delaware corporation
 . NovaStar Certificates Financing Corporation, a Delaware corporation . NovaStar Capital Access Corporation, a Delaware corporation

NFI Holding Corporation, a Delaware corporation, and its subsidiaries

 .  NovaStar Mortgage, Inc., a Virginia corporation
 .  NovaStar Home Mortgage, Inc., a Delaware corporation
 .  NovaStar Capital, Inc., a Delaware corporation
 .  NovaStar Mortgage Funding Corporation, a Delaware corporation
 . NovaStar Mortgage Funding Corporation II, a Delaware corporation . NovaStar Mortgage Funding Corporation III, a Delaware corporation . NovaStar REMIC Financing Corporation, a Delaware corporation